Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152653

CB RICHARD ELLIS REALTY TRUST

Supplement No. 1 dated February 20, 2009

to the Prospectus dated January 30, 2009

We are providing this Supplement No. 1 to you in order to supplement our prospectus dated January 30, 2009. This Supplement No. 1 provides information that shall be deemed part of, and must be read in conjunction with, the prospectus. Capitalized terms used in this Supplement No. 1 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

The following information should be read in conjunction with the information in our prospectus, including the sections entitled “Suitability Standards” and “Plan of Distribution.”

Suitability Standards

The first paragraph following the sentence “In addition, we will not sell shares to investors in the states named below unless they meet special suitability standards:” beginning on page i of our prospectus is deleted and replaced in its entirety with the following:

Alabama, Iowa, Kentucky, Michigan, Missouri, Ohio, Oregon and Pennsylvania – In addition to our suitability requirements, you may invest no more than 10% of your net worth (not including home, furnishings and personal automobiles) in our shares.

Plan of Distribution

This section contains certain information that supplements the information under the section “Plan of Distribution,” which begins on page 137 of our prospectus.

Selected Dealer Agreement with Ameriprise Financial Services, Inc.

On February 12, 2009, we entered into a selected dealer agreement with the Dealer Manager, the Investment Advisor, the Sponsor and Ameriprise Financial Services, Inc., or Ameriprise, pursuant to which Ameriprise was appointed as a soliciting dealer in our current follow-on offering. Subject to certain limitations set forth in the selected dealer agreement, we, the Dealer Manager, the Investment Advisor and the Sponsor, jointly and severally, have agreed to indemnify Ameriprise against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities resulting from the breach by us, the Dealer Manager, the Investment Advisor, or the Sponsor of the selected dealer agreement. In connection with the selected dealer agreement, we separately agreed to indemnify and reimburse the Dealer Manager, the Investment Advisor and the Sponsor under certain circumstances for any amounts each of them is required to pay pursuant to this indemnification.